Exhibit 4.1

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE NO. 1 (this “Supplemental Indenture”) dated as of April 23, 2013, among THE PANTRY, INC., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”). Capitalized terms used but not defined herein shall have the respective meanings provided in the Indenture.

W I T N E S S E T H :

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of August 3, 2012 (as amended, supplemented or otherwise modified to, but not including, the date hereof, the “Indenture”), providing for the issuance of the Company’s 8.375% Senior Notes due 2020 (the “Notes”);

WHEREAS, the Company intends to effect an Exchange Offer as required by the Registration Rights Agreement, which contains terms inconsistent with certain immaterial provisions of the Indenture governing such Exchange Offer; and

WHEREAS, pursuant to Section 9.01(2) of the Indenture and Section 11 of each Note, the Company and the Trustee may, without the consent of any Holders, amend the Indenture to alter the provisions of Article 2 thereof in a manner that does not materially adversely affect any Holder;

WHEREAS, subject to the terms and conditions of this Supplemental Indenture, the Company and the Trustee wish to amend the Indenture as herein provided; and

WHEREAS, the execution and delivery of this Supplemental Indenture have been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and satisfied.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

AMENDMENTS TO INDENTURE AND NOTES

SECTION 1.01. Section 2.06(b) of the Indenture is hereby amended by deleting the text “a broker-dealer” appearing in clause (4)(A)(i) thereof and inserting the text “[intentionally omitted]” in lieu thereof.

SECTION 1.02. Section 2.06(f) of the Indenture is hereby amended by deleting the text “they are not broker-dealers” appearing in clause (1)(A) thereof and inserting the text “[intentionally omitted]” in lieu thereof.

ARTICLE II

GENERAL PROVISIONS

SECTION 2.01. Ratification; Binding on Holders; References. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. From and after the effectiveness hereof, each reference in the Indenture or in any instrument, notice, certificate or other document delivered thereunder shall be deemed a reference to the Indenture as amended hereby.

SECTION 2.02. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 2.03. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 2.04. Severability. In the event that any provisions of this Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 2.05. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

SECTION 2.06. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 2.07. Effectiveness. This Supplemental Indenture shall become effective upon execution by the Company and the Trustee.

[Signature Page Follows]

[Signature Page to Supplemental Indenture No. 1]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

THE PANTRY, INC.

By:	/s/ Berry L. Epley
Name: Berry L. Epley
Title: Vice President, Assistant Corporate Secretary and Controller

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Katherine Esber
Name: Katherine Esber
Title: Vice President